Exhibit 99.1

Media Contact	June 1, 2007

HealthSouth: Andy Brimmer, 205-410-2777

HEALTHSOUTH SIGNS AGREEMENT TO SELL CORPORATE CAMPUS

Company Reaffirms Commitment to Stay in the Birmingham Area

BIRMINGHAM, Ala. – HealthSouth Corporation (NYSE: HLS) today signed an agreement to sell its corporate campus, located in Birmingham, Ala. The campus consists of a 200,000 square-foot corporate headquarters building, the 85-acre corporate campus on which the headquarters sits, and a contiguous 19-acre tract of land that includes an incomplete 13-story building formerly called the “Digital Hospital.” The transaction is under contract with an investment fund, sponsored by Trammell Crow Company, for a purchase price of at least $60 million and is expected to close by the end of July.

The execution of this agreement is another step in HealthSouth's plan, announced in August 2006, to deleverage the company and reposition it for growth as a “pure play” post-acute care provider with a focus on inpatient rehabilitation. Proceeds from this transaction will be used to pay down a portion of the company’s long-term debt. Details of the agreement were not disclosed.

“We have always believed there was a lot of value in this property,” said HealthSouth President and CEO Jay Grinney, who announced plans to sell the property shortly after joining HealthSouth in 2004. “But, we also knew this building was too big for a company of our size and required more resources than a healthcare company should be spending on its corporate headquarters.”

Under the terms of the agreement, HealthSouth will continue to lease space in the existing headquarters building for at least one year at which time it will either remain in the current building or re-locate to other appropriate office space in the Birmingham area.

“We have engaged Carruthers Real Estate Company to assist us in evaluating our relocation alternatives and hope to find something in close proximity to our existing space,” said Grinney. “This community has been very good to HealthSouth. We call this home and intend to continue to support this great city in the years to come.”

About HealthSouth

HealthSouth strives to be the health care company of choice for its patients, employees, physicians, and shareholders. Operating across the country, HealthSouth is one of the nation's largest providers of health care services with a focus in the inpatient rehabilitation industry. HealthSouth can be found on the Web at www.healthsouth.com.

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